EXHIBIT NO. 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Tubemaking Unit and USW Reach New Labor Accord

MIDDLETOWN, OH, January 30, 2006—AK Steel Corporation (NYSE: AKS) said that members of the United Steelworkers of America (USW), Local 1915, had ratified a new labor agreement with its wholly-owned tubemaking unit, AK Tube LLC, covering about 150 hourly production and maintenance employees at its Walbridge, OH facility.

“We are very pleased that AK Tube and the USW have reached agreement on a contract which provides competitive wages and benefits for employees, as well as workforce flexibility and healthcare cost-sharing,” said James L. Wainscott, chairman, president and CEO of AK Steel. “This marks the sixth ‘new-era’ labor contract we have forged in the last two years, and it was accomplished ahead of contract expiration without a single minute of lost production.”

AK Steel said the new three-year contract includes a ratification bonus, wage increases, a gain-sharing plan and significant new workforce flexibility and healthcare cost-sharing. The new contract expires on January 25, 2009.

AK Tube LLC, headquartered in Walbridge, manufactures electric resistance welded (ERW) carbon and stainless steel tubing for a variety of applications, primarily in the automotive and truck exhaust markets. In addition to its Walbridge facility, AK Tube LLC operates a facility in Columbus, Indiana.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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